Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

COMARCO, Inc.

Irvine, California

We consent to incorporation by reference in the Registration Statement (No. 33-44943) on Form S-8 of Comarco, Inc. of our report dated June 22, 2005, relating to the statements of net assets available for benefits of Comarco, Inc. Savings and Retirement Plan as of December 31, 2004 and 2003 and the related statements of changes in net assets available for benefits for each of the years ended December 31, 2004, 2003 and 2002 which report appears in the December 31, 2004 annual report on Form 11K of Comarco, Inc. Savings and Retirement Plan.

/s/    Lesley, Thomas, Schwarz & Postma, Inc.

Newport Beach, California

June 29, 2005